Exhibit 99.02


                                             SCHEDULE F

                                 Hyperion Telecommunications, Inc.

                         Form of Financial Information and Operating Data
                        of the Pledged Subsidiaries and the Joint Ventures

Data presented for the quarter ended:                        9/30/97

                                 Unaudited
                                      Total
FINANCIAL DATA (dollars in thousands)(a):
Total Revenue                                              $  2,501.6
Total Capital Expenditures                                 $  7,407.5
Total EBITDA                                               $   (226.9)

Gross Property, Plant & Equipment                          $110,089.2

STATISTICAL DATA(b):
As of September 30, 1997:
Networks in Operation
Route Miles                                                     2,096
Fiber Miles                                                   100,584
Buildings connected                                             1,003
LEC-COs collocated
                                                                   46
Voice Grade Equivalent Circuits                               301,368
Access Lines Sold                                               8,953
Access Lines Installed                                          4,065


(a) Financial Data represents 100% of the operations of all entities except Hyperion of Florida, which is reflected at Hyperion's ownership in the Jacksonville network, which is 20%.
(b)  Statistical Data represents 100% of operating data for all entities